EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266087, No. 333-265197, and No. 333-260853 on Form S-8 of our report dated February 23, 2023, relating to the financial statements of NerdWallet, Inc. (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

San Jose, California
February 23, 2023